Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Yext, Inc. for the registration of 7,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2019, with respect to the consolidated financial statements of Yext, Inc., and the effectiveness of internal control over financial reporting of Yext, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2019, filed with the Securities and Exchange Commission.

Ernst & Young, LLP

New York, NY

March 18, 2019